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                                                                    EXHIBIT 99.1



                                                   Contact:
                                                   -------
                                                   Mary P. Sundeen, Sr. Director
                                                   Corp. Communications
                                                   301-738-2490


FOR IMMEDIATE RELEASE
February 15, 2001


   ENTREMED PHASE II CLINICAL TRIAL PROGRAM EXPANDS TO INCLUDE PROSTATE CANCER



                      ORALLY-ACTIVE ANGIOGENESIS INHIBITOR

                             2ME2 NOW CALLED PANZEM




        Rockville, MD,...February 15, 2001...EntreMed, Inc. (NASDAQ:ENMD) today announced commencement of Phase II clinical trials in patients with prostate cancer for its anti-cancer agent, 2-methoxyestradiol (2ME2). Taken orally as capsules, 2ME2 is rapidly moving through drug testing and is now being evaluated in one Phase II multi-center and two Phase I human clinical trials in two of the largest cancer indications in the United States, breast cancer and prostate cancer. The drug is also being tested at the Mayo Clinic in a separate Phase II trial for patients with multiple myeloma.

        EntreMed has selected Indiana University and the University of Wisconsin as the two clinical trial centers for its Phase II protocol in prostate cancer. Dr. George Wilding, Professor and Head of the Medical Oncology Section of the Department of Medicine, will serve as the principal investigator for the Wisconsin study. Dr. Christopher J. Sweeney, Assistant Professor of Medicine in the Division of Hematology Oncology, will serve as the principal investigator for the Indiana study. An estimated total of 32 patients will be enrolled at these centers.




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        Under a separate research grant, CaP CURE, the world's largest private source of prostate cancer research funding, is also supporting Dr. Wilding's prostate cancer research at the University of Wisconsin. Howard Soule, CaP CURE Therapy Consortium Managing Director, commented: "CaP CURE is very pleased to see this orally active, anticancer drug candidate moving into the clinic at several institutions, including the University of Wisconsin, a member of the CaP CURE prostate cancer clinical research consortium."

        EntreMed also announced today that 2ME2 will now be known as PANZEM(TM). Dr. Joanna Horobin, EntreMed Executive Vice President for Commercial Development, commented: "Given the speed with which this exciting anticancer agent is moving through our clinical program it is time to establish a clear brand name for this product candidate."

        In December 2000 EntreMed announced commencement of its first pilot Phase II clinical trial of PANZEM. The trial, led by Dr. S. Vincent Rajkumar at the Mayo Clinic in Rochester, Minnesota is testing the safety and efficacy of PANZEM in patients with stabilized or relapsed multiple myeloma, one of the most aggressive types of cancer. PANZEM is also being explored in patients with breast cancer as a single agent therapy and in combination with Taxotere. Early reports confirm that this low-toxicity-profile drug is being well tolerated by patients.

        PANZEM, the fourth angiogenesis inhibitor brought to the clinic by EntreMed, is the company's first product candidate that has been shown to attack both compartments of cancer, tumor cells and their blood supply, in preclinical testing. "This is a one-two punch. By attacking the tumor and its blood supply, PANZEM represents the combination of chemotherapy and antiangiogenesis at work. Further, we are pleased to have initiated two Phase II studies with this drug, and a combination therapy trial with Taxotere, within one year of the commencement of our PANZEM clinical program," said Dr. Edward Gubish, EntreMed's Executive Vice President of Research and Development.

        EntreMed is currently developing several anticancer drug candidates. EntreMed has already been involved with the development of one antiangiogenic agent, THALOMID(R), which is currently on the market for leprosy. In addition to PANZEM, EntreMed has two protein-based anticancer drugs in human trials, Endostatin and Angiostatin, and four cancer therapy drugs in discovery or preclinical stages. The Company also has several agents in early development for cancer and non-cancer indications. Furthermore, through its internal discovery research program,



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EntreMed has a pipeline of new proteins, genes and small molecules being developed as next-generation anticancer product candidates.


        EntreMed, Inc., The Angiogenesis Company(TM), is a clinical-stage biopharmaceutical company emphasizing antiangiogenesis therapeutics that inhibit abnormal blood vessel growth associated with a broad range of diseases such as cancer, blindness and atherosclerosis. The company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with university medical departments, research companies and government laboratories. For further information, please visit the EntreMed web site at www.entremed.com.

        Statements herein that are not descriptions of historical facts are forward-looking and subject to risk and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company's Securities and Exchange Commission filings under "Risk Factors," including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).


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